Exhibit 99.1

Basin Water Delays Quarterly Financial Report and

Discloses that its Audit Committee Is Reviewing Accounting

Company Also Cancels Scheduled Conference Call

Rancho Cucamonga, CA (August 11, 2008) – Basin Water, Inc. (NASDAQ:BWTR) announced today that it will not file its quarterly report on Form 10-Q for the quarter ended June 30, 2008 with the Securities and Exchange Commission by the required deadline, which is today, and that it has cancelled its previously scheduled conference call to discuss second quarter financial results.

The Company also said that the Audit Committee of its Board of Directors is conducting a review of the Company’s accounting for certain specific transactions, and that the Audit Committee has retained independent legal counsel and accountants to assist in the review. The Company has delayed the filing of its Form 10-Q pending the completion of the Audit Committee’s review.

Based on the preliminary results of the Audit Committee’s inquiry to date, the Company believes that it may be necessary to restate previously issued financial statements for certain periods as a result of the Company’s revenue recognition relating to certain specific transactions. The Company plans to update this disclosure after the Audit Committee’s inquiry has been substantially completed. Basin Water said it will disclose its second quarter financial results and file its Form 10-Q for the second quarter of 2008 as soon as reasonably practicable.

Separately, the Company also updated guidance it gave during its first quarter conference call regarding expected revenues for 2008. During that call, the Company indicated that analysts’ estimates that the Company would achieve revenues of $26 million to $36 million for fiscal year 2008 were not unreasonable. The Company no longer believes those estimates will be achieved and does not intend to provide any further revenue guidance for the year.

As of June 30, 2008, the Company has approximately $23 million of cash. The Company currently believes that it has sufficient cash resources to support its operations.

The Company’s President and CEO Michael Stark stated, “We believe the Company continues to have strong technology and product offerings for our customers and a professional management and sales team. In addition, we reside in a sizable and growing market. We look forward to continuing to grow and develop the Company.”

Basin Water said that it has filed a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission today with respect to its second quarter Form 10-Q. Basin Water anticipates receiving a notice Staff Determination letter from NASDAQ in the near term, in accordance with NASDAQ’s standard practice, for the Company’s failure to comply with NASDAQ’s filing requirements. The Company intends to request a hearing before a NASDAQ Listing Qualification Panel, which will stay any suspension or delisting action by NASDAQ pending the outcome of the hearing.

8731 Prestige Court, Rancho Cucamonga, CA 91730 Tel. (909) 481-6800 Fax (909) 481-6801 www.basinwater.com

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the Company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the Company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the results of the Audit Committee’s internal inquiry regarding the Company’s accounting, negative reactions from the Company’s stockholders, creditors or customers to the delay in providing financial information, the impact and result of any litigation, investigation or other action by The Nasdaq Stock Market, the SEC, any other governmental agency, or other parties related to the Company or its delay in providing financial information, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, the Company’s ability to identify and consummate other acquisition opportunities that improve the Company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, the Company’s ability to manage its capital to meet future liquidity needs, changes in the Company’s management and board of directors and the timing of the Company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events.

# # #

Contact:

Basin Water, Inc.

W. Christopher Chisholm

Vice President & Chief Financial Officer

909 481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.

8731 Prestige Court, Rancho Cucamonga, CA 91730 Tel. (909) 481-6800 Fax (909) 481-6801 www.basinwater.com